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Exhibit 4.1

EXECUTION COPY

Caremark Rx, Inc.
3000 Galleria Tower, Suite 1000
Birmingham, AL 35244

Dated as of September 2, 2003

Joseph Littlejohn & Levy Fund III, L.P.
c/o JLL Partners, Inc.
450 Lexington Avenue
Suite 3350
New York, NY 10017

        and

The other parties signatories hereto

  Re:
  Agreement Regarding Registration Rights

        This letter agreement (this "Agreement") is entered into as of the date set forth above between Caremark Rx, Inc., a Delaware corporation (together with its successors and assigns, the "Company"), Joseph Littlejohn & Levy Fund III, L.P., a Delaware limited partnership ("JLL"), and the other Persons named on the signature pages hereof (such Persons and JLL are collectively referred to as the "Covered Stockholders"), and shall be effective upon consummation of the Merger (as defined below).

        Section 1. Definitions. The following terms, as used in this Agreement, have the following meanings:

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other governmental action to close.

        "Common Stock" means the common stock, par value $.001 per share, of the Company.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Governmental Authority" means any government, any political subdivision, any governmental agency, bureau, department, board or commission, any court or tribunal or any other governmental instrumentality, whether federal, state or local, domestic or foreign.

        "Holder" means any Person who owns, of record, any Registrable Securities.

        "Investors" means the Covered Stockholders and each Person who is or shall become a party to this Agreement whether as an original party as of the date hereof or hereafter pursuant to Section 10(c).

        "Material Activity" has the meaning given to it in Section 5(a).

        "Merger" has the meaning given to it in the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Cougar Merger Sub, a Delaware corporation and wholly owned subsidiary of the Company, and AdvancePCS, a Delaware corporation, as amended, supplemented or modified from time to time.

        "Participating Holder" has the meaning given to it in Section 3(a).

        "Participating Registrable Securities" has the meaning given to it in Section 3(a).

        "Permitted Transferee" means (i) any direct or indirect Subsidiary of JLL Partners, Inc., a Delaware corporation ("JLL Partners"), (ii) any investment fund managed by JLL Partners, (iii) any

Person who is or becomes an investor in a fund managed by JLL Partners, including JLL, (iv) the heirs, executors, administrators, testamentary trustees or legatees of any JLL Stockholder, (v) the spouses and the lineal descendants of any JLL Stockholder, and (vi) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only (A) an individual who was a JLL Stockholder, and (B) any Persons referred to in clause (v).

        "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a Governmental Authority.

        "Registrable Securities" means any shares of Common Stock issued or issuable to any of the Covered Stockholders in the Merger, together with any shares of Common Stock or other securities (whether securities of the Company or another issuer) issued or proposed to be issued with respect to such shares of Common Stock (A) by way of stock dividend or other distribution, stock split or reverse stock split, or (B) in connection with a combination of shares, recapitalization, merger, consolidation, exchange offer or other reorganization. Notwithstanding the foregoing, securities shall cease to be Registrable Securities when (x) a registration statement under the Securities Act covering such security is declared effective by the SEC and such securities have been disposed of pursuant to such effective registration statement or (y) such securities are sold under circumstances in which all of the applicable conditions under Rule 144 (or any similar provisions then in force) under the Securities Act are satisfied.

        "Registration Expenses" means all expenses incident to the Company's performance of or compliance with this Agreement, including, (a) all registration, filing and NASD fees, (b) all fees and expenses of complying with securities or blue sky laws, (c) all word processing, duplicating and printing expenses, (d) messenger and delivery expenses, (e) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any "comfort" letters required by or incident to such performance and compliance, (f) premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Registrable Securities being registered (if the Company elects to obtain any such insurance), (g) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, including counsel for the underwriters but excluding underwriting discounts and commissions, and (h) reasonable costs and expenses incurred for presentations to or meetings with prospective investors in connection with the offer or sale of Registrable Securities in a public offering thereof. Notwithstanding anything in the foregoing to the contrary, Registration Expenses do not include (x) the fees and disbursements of counsel to one or more Selling Stockholders, or (y) transfer taxes, and underwriting discounts or commissions and brokerage fees for the sale of any Registrable Securities.

        "Requested Securities" has the meaning given in Section 2(a).

        "Requesting Holders" has the meaning given to it in Section 2(a).

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Selling Stockholder" means any Requesting Holder or Participating Holder.

        "Subsidiary" of any specified Person is any corporation, limited liability company, partnership or other entity (i) of which the stock or membership, general or limited partnership or other ownership interests having ordinary power to elect a majority of the board of directors (or other persons or bodies performing similar functions) are directly or indirectly owned by such specified Person or (ii) in which such specified Person directly or indirectly owns at least a majority of the outstanding stock or other equity or general voting interest.

        Section 2. Required Registrations.

        (a)   Request. Upon the terms and subject to the conditions of this Agreement, upon the written request of the Holders of a majority in interest of the Registrable Securities (the "Requesting Holders") requesting that the Company effect registration under the Securities Act of all or a specified number of such Registrable Securities (such specified number of such Registrable Securities, the "Requested Securities") (which request shall also specify the intended method or methods of disposition thereof), the Company shall use its best efforts to effect the registration under the Securities Act of the Requested Securities requested by the Requesting Holders for disposition according to the intended method or methods of disposition specified by the Requesting Holders (including a shelf registration) to the extent required or deemed appropriate by the Requesting Holders to permit the disposition (according to the intended method or methods thereof specified by the Requesting Holders) of the Requested Securities. Notwithstanding anything in this Section 2 to the contrary, the Company shall not be required to effect more than two registrations of such Registrable Securities pursuant to this Section 2.

        If the Requesting Holders request registration of their Requested Securities on a delayed or continuing basis under Rule 415 under the Securities Act (or any successor or similar rule), the Company shall keep such registration continuously effective for at least 24 months (or such shorter period specified by the Requesting Holders) following the date on which such registration statement is declared effective or until all such Registrable Securities registered thereunder are sold, whichever is shorter.

        (b)   Withdrawal. The Requesting Holders shall have the right to request withdrawal of any registration statement filed pursuant to this Section 2 (and the Company shall so withdraw such registration statement with respect to the Registrable Securities) prior to the effectiveness of such registration statement.

        (c)   Effective Registration Statement. A registration requested pursuant to this Section 2 shall not be deemed to be effected (i) if a registration statement with respect thereto does not become effective under the Securities Act (other than as a result of a withdrawal of such registration statement by the Requesting Holders prior to the effectiveness thereof pursuant to Section 2(b)), (ii) if, after it has become effective, such registration is interfered with for any reason by any stop order, injunction or other order or requirement of the SEC or any other Governmental Authority, and the result of such interference prevents the Requesting Holders from disposing of any of the Requested Securities according to the intended methods of disposition or the Company exercises its rights under Section 5 and delays the proposed distribution of any Requested Securities and the Requesting Holders determine not to sell Requested Securities pursuant to such registration as a result of such delay, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with any underwritten offering are not satisfied or waived with the consent of the Requesting Holders holding more than one-half of the Requested Securities that were to have been sold thereunder, other than as a result of any breach by any Requesting Holder or any underwriter of its obligations thereunder or hereunder, or (iv) if, because of inclusion in such registration of securities held by the Company (including pursuant to Section 2(g)), more than 5% of the Requested Securities for such registration are not registered.

        (d)   Registration Statement Form. Registration statements filed under this Section 2 shall be on such form of the SEC as shall be selected by the Company and approved by the Requesting Holders (which approval shall not be unreasonably withheld), and as shall permit the disposition of the Requested Securities according to the intended method or methods of disposition specified by the Requesting Holders. The Company agrees to include in any such registration statement additional information or material reasonably requested by the Requesting Holders.

        (e)   Expenses. The Company shall pay all Registration Expenses in connection with any registration requested pursuant to this Section 2.

        (f)    Selection of Underwriters. If a registration pursuant to this Section 2 involves an underwritten offering, the managing or lead underwriter or underwriters shall be selected by the Requesting Holders, after reasonable consultation with the Company; except that if the Company proposes to register and sell Common Stock in such offering, the managing or lead underwriter or underwriters shall be selected jointly by the Company and the Requesting Holders.

        (g)   Priority in Requested Registrations. If a registration pursuant to this Section 2 involves an underwritten offering, and the managing or lead underwriter or underwriters advise the Requesting Holders in writing (a copy of which shall be provided by the Requesting Holders to the Company) that, in its or their opinion, the number of securities requested to be included in such registration by the Requesting Holders, the Company and any other Person exceeds the number that can be sold in such offering within a price range reasonably acceptable to the Requesting Holders, the Company shall include in such registration the number of securities that the Requesting Holders are so advised can be sold in such offering pursuant to the following provisions:

            (i)  first, the Registrable Securities proposed to be included by the Requesting Holders and the securities requested to be included in such registration by the Company, each pro rata in accordance with the number of Registrable Securities proposed to be included by the Requesting Holders and the number of securities so proposed to be included by the Company, respectively; and

           (ii)  second, the securities of any other Person or Persons proposed to be included in such registration.

        (h)   Inconsistent Rights. The Company shall not grant to any Person any registration or other rights inconsistent with the provisions of this Section 2.

        Section 3. "Piggy-Back" Registration Rights.

        (a)   Right to Participate. If the Company at any time proposes to register any of its securities under the Securities Act (other than by a registration on Form S-4 or S-8 or any successor or similar forms or filed in connection with an exchange offer or any offering of securities solely to the Company's existing stockholders) the Company shall give prompt written notice to each Holder of Registrable Securities of its intention to do so and of the rights of the Holders under this Section 3. Upon the terms and subject to the conditions of this Agreement, upon the written request of any Holder (each, a "Participating Holder") made within 30 days after the delivery of any such notice by the Company (which request shall specify the Registrable Securities intended to be disposed of by any Participating Holder and the intended method or methods of such disposition), the Company shall use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Participating Holders (the "Participating Registrable Securities"), to the extent required or reasonably deemed appropriate by such Participating Holders to permit the disposition (in accordance with the intended methods thereof specified by the Participating Holders), of the Participating Registrable Securities so to be registered. Notwithstanding anything in this Section 3 to the contrary, the Company shall not be required to effect more than two registrations of any Participating Holder's Registrable Securities pursuant to this Section 3.

        If, at any time after giving written notice of its intention to register any such securities and prior to the effective date of the registration statement filed in connection with such registration, the Company determines for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Participating Holder and, thereupon, (i) in the case of a determination not to register, the Company need not register any Participating Registrable Securities in connection with such registration (but shall, in such case, pay the reasonable fees and expenses of counsel (but of no more than one counsel in an amount not to exceed $20,000) to the Participating Holders in addition to the Registration Expenses), without prejudice, however, to the rights of the Participating Holders to request that such registration be effected as a registration under Section 2, and (ii) in the case of a determination to delay registering, the Company may delay registering any Participating Registrable Securities for the same period as the delay in registering such other securities. No registration effected under this Section 3 shall relieve the Company of its obligation to effect any registration upon request under Section 2.

        (b)   Effective Registration Statement. A "piggy-back" registration requested pursuant to this Section 3 shall not be deemed to be effected (i) if a registration statement with respect thereto does not become effective under the Securities Act, (ii) if, after it has become effective, such registration is interfered with for any reason by any stop order, injunction or other order or requirement of the SEC or any other Governmental Authority, and the result of such interference prevents the Participating Holders from disposing of any of the Participating Registrable Securities according to the intended methods of disposition or the Company exercises its rights under Section 5 and delays the proposed distribution of any Participating Registrable Securities and the Participating Holders determine not to sell Requested Securities pursuant to such registration as a result of such delay, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with any underwritten offering are not satisfied or waived with the consent of the Participating Holders holding more than one-half of the Participating Registrable Securities that were to have been sold thereunder, other than as a result of any breach by any Participating Holder or any underwriter of its obligations thereunder or hereunder, or (iv) if, because of inclusion in such registration of securities held by the Company (including pursuant to Section 3(c)), more than 5% of the Participating Registrable Securities for such registration are not registered.

        (c)   Priority in Piggy-Back Registration Rights. If a registration pursuant to this Section 3 involves an underwritten offering and the managing or lead underwriter or underwriters advises the Company in writing (a copy of which shall be provided by the Company to each Participating Holder) that, in its or their opinion, the number of securities requested and otherwise proposed to be included in such registration exceeds the number that can be sold in such offering within a price range reasonably acceptable to the Company, the Company shall include in such registration, the number of securities that the Company is so advised can be sold in such offering determined as follows:

            (i)  If the registration is a primary registration on behalf of the Company, (x) first, the securities proposed to be included by the Company, (y) second, the Participating Registrable Securities requested to be included in such registration by the Participating Holders on a pro rata basis based on the number of Participating Registrable Securities requested to be included in such registration by each Participating Holder, and (z) third, the securities of other Persons requested to be included in such registration, and

           (ii)  If the registration is a secondary registration on behalf of a Person or Persons other than a Holder, (x) first, the securities proposed to be registered by such other Person or Persons, and (y) second, the Participating Registrable Securities requested to be included in such registration by the Participating Holders, on a pro rata basis based on the number of Participating Registrable Securities requested to be included in such registration by each Participating Holder.

        (d)   Inconsistent Rights. The Company shall not grant to any holder of its securities any registration rights inconsistent with the provisions of this Section 3.

        (e)   Expenses. The Company shall pay all Registration Expenses in connection with any registration requested pursuant to this Section 3.

        (f)    Selection of Underwriters. If an registration pursuant to this Section 3 involves an underwritten offering, the managing or lead underwriter or underwriters shall be selected by the Company.

        Section 4. Registration Procedures. If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities as provided in Sections 2 and 3, the Company shall as expeditiously as possible:

        (a)   prepare and as soon thereafter as possible file with the SEC the requisite registration statement to effect such registration and thereafter use its best efforts to cause such registration statement to become effective; provided that before filing such registration statement or any amendments or supplements thereto, the Company (i) shall furnish to the Selling Stockholders and their counsel copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and (ii) may not file any such registration statement or amendment or supplement to which any such Selling Stockholder shall have reasonably objected on the grounds that, in the opinion of counsel to such Selling Stockholder, such registration statement or amendment or supplement does not comply in all material respects with the requirements of the Securities Act;

        (b)   prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement continuously effective for a period of either (i) not less than 120 days (subject to extension pursuant to the last paragraph of this Section 4 or, if applicable, such longer period contemplated by the last sentence of Section 2(a)) or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of securities by an underwriter or dealer; or (ii) such shorter period as is required for the disposition of all of the securities covered by such registration statement in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period of effectiveness required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

        (c)   furnish to each seller of securities covered by such registration statement such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents in order to facilitate the disposition of such securities owned by such seller in accordance with such seller's intended method of disposition, as such seller may reasonably request, but only during such time as the Company shall be required under the provisions hereof to cause such registration statement to remain current;

        (d)   use its best efforts to register or qualify securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as each seller thereof shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions in the United States of the securities owned by such seller, except that for the performance of its obligations under this Section 4(d), the Company shall not for any such purpose be required to (i) qualify generally to do business as a foreign corporation in any jurisdiction where it would not otherwise be required to qualify but for the requirements of this Section 4(d), (ii) consent to general service of process in any such jurisdiction, (iii) subject itself to taxation in any such jurisdiction or (iv) conform its capitalization or the composition of its assets at the time to the securities or blue sky laws of such jurisdiction;

        (e)   use its best efforts to cause all securities covered by such registration statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company to enable the sellers to consummate the disposition thereof;

        (f)    furnish to each Selling Stockholder a signed counterpart, addressed to such Selling Stockholder (and the underwriters, if any), of:

            (i)  an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), in form and substance reasonably satisfactory to such Selling Stockholder; and

           (ii)  a "comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), in form and substance reasonably satisfactory to such Selling Stockholder, signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities;

        (g)   furnish to each such Selling Stockholder a copy of any amendment or supplement to such registration statement or prospectus (other than any amendment or supplement in the form of a filing which the Company is required to make pursuant to the Exchange Act);

        (h)   notify each Selling Stockholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Selling Stockholder promptly prepare and furnish to such Selling Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

        (i)    otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve months beginning after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

        (j)    cooperate in the conduct of such due diligence relating to the Company as the Selling Stockholders and the managing or lead underwriter or underwriters (including their counsel and other authorized representatives) may reasonably request and is customary for such offering, including by making available for inspection the Company's financial and other records and pertinent corporate and other documents as shall be reasonably necessary or appropriate to enable such persons to conduct their due diligence and by causing the Company's officers and personnel to supply information and respond to all inquiries reasonably requested by such persons in connection with their due diligence;

        (k)   use its best efforts to provide customary assistance to the underwriters in their selling efforts and presentations to prospective investors, including by making available the Company's officers and personnel for presentations to and meetings with prospective investors; and

        (l)    use its best efforts to list all shares of Common Stock covered by such registration statement on any national securities exchange on which the Common Stock is then listed or on The New York Stock Exchange, Inc. if the Common Stock is then quoted on The New York Stock Exchange, Inc. not later than the effective date of such registration statement.

        Each Selling Stockholder shall furnish the Company in writing for inclusion in the registration statement such information regarding such Selling Stockholder and the distribution of such Registrable Securities being sold as the Company may from time to time reasonably request.

        Each Selling Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(h), such Selling Stockholder shall forthwith discontinue such Selling Stockholder's disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Selling Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(h) and, if so directed by the Company, such Selling Stockholder shall use its reasonable efforts to deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Selling Stockholder's possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. If the Company shall give any such notice, the applicable time period mentioned in Section 4(b) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4(h), to and including the date when each Selling Stockholder shall have received the copies of the supplemented or amended prospectus contemplated by Section 4(h).

        Section 5. Delay of Filing or Sales.

        (a)   The Company shall have the right, upon giving notice to the Selling Stockholders of the exercise of such right, to delay filing a registration statement or to require such Selling Stockholders not to sell any Registrable Securities pursuant to a registration statement for a period of 90 days from the date on which such notice is given, or such shorter period of time as may be specified in such notice or in a subsequent notice delivered by the Company to such effect prior to or during the effectiveness of the registration statement, if (i) the Company is engaged in negotiations with respect to, or has taken a substantial step to commence, or there otherwise is pending, any merger, acquisition, other form of business combination, divestiture, tender offer, financing or other similar transaction, or there is an event or state of facts relating to the Company, in each case which is material to the Company (any of the foregoing, a "Material Activity"), (ii) such Material Activity would, in the opinion of counsel for the Company, require disclosure so as to permit the Registrable Securities to be sold in compliance with law, and (iii) such disclosure would, in the reasonable judgment of the Company, be adverse to its interests. Notwithstanding anything in the foregoing to the contrary, the Company will not have the right to delay the filing of a registration statement or the selling of Registrable Securities if at any time during the 365 days preceding the date on which such notice was given the Company had delayed either the filing of a registration statement that included Registrable Securities or the selling of Registrable Securities.

        (b)   The Company shall pay all Registration Expenses and all reasonable fees and expenses of counsel (but no more than one counsel in an amount not to exceed $20,000) for the Selling Stockholders with respect to any registration of Registrable Securities or sales thereof that has been delayed for more than 30 days pursuant to this Section 5.

        Section 6. Underwritten Offerings.

        (a)   Required Underwritten Offerings. If requested by the underwriters of any underwritten offering of Registrable Securities pursuant to a registration requested under Section 2, the Company shall enter into an underwriting agreement with such underwriters for such offering. Such agreement shall be reasonably satisfactory in substance and form to each Selling Stockholder, the Company and the underwriters and shall contain representations, warranties, indemnities and agreements as are customarily provided or entered into by an issuer in underwriting agreements of this type, including indemnities for the benefit of the underwriters to the effect and to the extent provided to the Selling Stockholders in Section 7. The Selling Stockholders shall be parties to such underwriting agreement and may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Selling Stockholders.

        (b)   Piggy-Back Underwritten Offerings. If the Company at any time proposes to register any of its securities under the Securities Act as contemplated by Section 3 and such securities are to be distributed by or through one or more underwriters, the Company shall, if requested by the Selling Stockholders pursuant to Section 3 and subject to the provisions of Section 3(b), use its best efforts to arrange for such underwriters to include those Registrable Securities designated by the Selling Stockholders among the securities to be distributed by such underwriters. The Selling Stockholders shall be parties to the underwriting agreement between the Company and such underwriters and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Selling Stockholders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Selling Stockholders. No underwriting agreement (or other agreement in connection with such offering) shall require any Selling Stockholder to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Stockholder, such Selling Stockholder's Registrable Securities and such Selling Stockholder's intended method of distribution and any other representation required by law.

        (c)    Holdback Agreements.

            (i)  Each Holder agrees by becoming a holder of Registrable Securities not to effect any public sale or distribution of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act (or any similar provision then in force), during the ten days before and the 90 days after any underwritten registration pursuant to Section 2 or 3 has become effective (or such shorter or longer period as may be reasonably requested by the lead or managing underwriter and consented to by the Holders of a majority in interest of the Registrable Securities, such consent not to be unreasonably withheld), except (A) as part of such underwritten registration or (B) as consented to by the lead or managing underwriter of the offering pertaining thereto.

           (ii)  The Company agrees: (x) not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the ten days before and the 90 days after any underwritten registration pursuant to Section 2 or 3 has become effective (or such shorter or longer period as may be requested by the lead or managing underwriter and consented to by the Company, such consent not to be unreasonably withheld), except (1) as part of such underwritten registration, (2) as consented to by the lead or managing underwriter of the offering pertaining thereto, and (3) pursuant to (A) registrations on Form S-4 or S-8, or any successor or similar forms thereto; (B) sales upon exercise or exchange, by the holder thereof, of options, warrants or convertible securities; or (C) any other agreement to issue equity securities or securities convertible into or exchangeable or exercisable for any of such securities in effect on the date the Selling Stockholders deliver to the Company the request to register, or include in a registration, Registrable Securities under Sections 2 or 3, as the case may be; and (y) to use all reasonable efforts to cause holders of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, whether outstanding on the date of this Agreement or issued at any time after the date of this Agreement (other than any such securities acquired in a public offering, including any public sales pursuant to Rule 144), to agree not to effect any such public sale or distribution of such securities during such period, except as part of any such registration if permitted.

        Section 7. Indemnification.

        (a)   Indemnification by the Company. In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 2 or 3, the Company shall, and hereby does, indemnify and hold harmless each Selling Stockholder, its directors, officers, employees, agents and advisors, and each other Person, if any, who controls such Selling Stockholder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which each such Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon:

            (i)  any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Registrable Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein or used in connection with the offering of securities covered thereby, or any amendment or supplement thereto;

           (ii)  any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or

          (iii)  any violation or alleged violation by the Company, or any of its directors, officers, employees, agents or advisors, of any law or regulation with respect to such registration or offer or sale of Registrable Securities, and the Company will reimburse such Person for any reasonable legal or any other expenses incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that (A) the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, in reliance upon and in conformity with written information prepared and furnished to the Company by any Selling Stockholder specifically for use in the preparation thereof, and (B) that the Company shall not be liable to any Selling Stockholder who participates as an underwriter in any such registration or any other Person who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of the securities to such Person if such statement or omission was timely corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Person and shall survive the transfer of such securities by such Person. The Company shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified in respect of a claim for each jurisdiction in which such counsel is required unless a conflict of interest exists between such indemnified party and any other indemnified party in respect of such claim.

        (b)   Indemnification by the Selling Stockholders. The Company may require, as a condition to including any Registrable Securities held by a Selling Stockholder in any registration statement filed pursuant to Sections 2 or 3, that the Company receive an undertaking reasonably satisfactory to it from such Selling Stockholder, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7(a)) the Company, each director, officer, employee, agent and advisor of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act (other than such Persons who are Selling Stockholders), with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information prepared and furnished to the Company by such Selling Stockholder specifically for use therein. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer, employee, agent, advisor or controlling Person and shall survive the transfer of such securities by such Selling Stockholder. The indemnity provided by each Selling Stockholder under this Section 7(b) shall be only with respect to its own misstatements and omissions and not with respect to those of any other seller or prospective seller of securities, and not jointly and severally, and shall be limited in amount to the net amount of proceeds received by such Selling Stockholder from the sale of Registrable Securities pursuant to such registration statement.

        (c)   Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subsections of this Section 7, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 7, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless a conflict of interest between such indemnified and indemnifying parties exists in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, if the indemnifying party is entitled to do so hereunder, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

        (d)   Contribution. If for any reason the indemnity set forth in the preceding subsections of this Section 7 is unavailable, or is insufficient to hold harmless an indemnified party, other than by reason of the exceptions provided therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the offering of securities and the statements or omissions or alleged statements or omissions which resulted in such loss, claim, damage, or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party. No party shall be liable for contribution under this Section 7(d) except to the extent and under such circumstances as such party would have been liable to indemnify under this Section 7 if such indemnification were enforceable under applicable law.

        (e)   Payments. The indemnification or contribution required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, subject to refund if the party receiving such payments is subsequently found not to have been entitled thereto hereunder.

        Section 8. Rule 144. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (or, if the Company is not required to file such reports, shall, upon the request of any holder of Registrable Securities, make publicly available other information) and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act pursuant to (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rule or regulation hereafter promulgated. Upon the request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

        Section 9. Transfer of Registration Rights and Obligations. The rights provided in this Agreement are for the benefit of all Holders in addition to the Investors, and all such Holders may enforce their rights and remedies directly against the Company. In the event the Company (or any Person directly or indirectly acquiring, or succeeding to the rights of, the Company) issues or distributes, or proposes to issue or distribute, any shares or other securities of another issuer to any Holder and such shares or other securities would be Registrable Securities, the Company shall use its reasonable best efforts to cause such issuer to deliver to the Holders a written instrument, in form and substance reasonably satisfactory to the Holders, that such issuer is bound by and subject to all the terms and conditions of this Agreement to the same extent as the Company and that the rights and remedies provided herein to the Holders apply in all respects to the Registrable Securities of such issuer.

        Section 10. Miscellaneous.

        (a)   Entire Agreement; Other Holders. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Without limiting the foregoing, upon the effectiveness of this Agreement, all rights and obligations of the parties hereto to the other parties hereto under the Stockholders' Agreement, dated as of October 20, 2000, as amended (the "Stockholders' Agreement"), by and among AdvancePCS (formerly named Advance Paradigm, Inc.) ("AdvancePCS"), JLL and the other signatories thereto, are hereby terminated and of no further force and effect.

        (b)   Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Except pursuant to Section 7 or as set forth in Section 9, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        (c)   Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or any Investor; provided that any Permitted Transferee acquiring shares of Registrable Securities shall, upon execution by such Person of an agreement to be bound by this Agreement as an Investor, become an "Investor" under this Agreement with all the rights and obligations of an Investor as if an original party to this Agreement.

        (d)   Amendment; Waiver. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing (i) executed by the Company and (ii) approved by the holders of a majority of the Registrable Securities then outstanding voting together as a single class.

        (e)   Termination. This Agreement shall survive and be in full force and effect so long as any Registrable Securities are held by or may be issued to JLL.

        (f) Notices.

            (i)  All notices, consents, requests, approvals and other communications provide for in this Agreement, shall be in writing and shall be deemed validly duly given when sent by fax (with confirmation in writing via first class U.S. mail), upon personal delivery or on the third Business Day after being sent by registered or certified U.S. mail (postage prepaid, return receipt requested) to the parties at the fax number or address set forth below or at such other fax number or address as a party may designate to the other parties:

            If to the Company, to:

        Caremark Rx, Inc.
        3000 Galleria Tower, Suite 1000
        Birmingham, AL 35244
        Telecopy: (205) 733-9780
        Attention: General Counsel

        with a copy to:

        King & Spalding
        191 Peachtree Street
        Atlanta, Georgia 30306
        Telecopy: (404) 572-5147
        Attention: William R. Spalding

            If to an Investor, to the fax number or the address set forth for such Investor on Schedule I hereto, with copies as set forth therein.

           (ii)  Any Person who becomes an Investor pursuant to this Agreement shall provide its address and fax number to the Company, which shall promptly provide such information to each other Investor.

        (g)   Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

        (h)   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        (i)    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

        (j)    Specific Performance. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

        (k)   Consent to Jurisdiction. The parties hereto expressly and irrevocably (i) consent to the exclusive jurisdiction of the federal courts sitting in the City of New York, County of New York, (ii) agree not to bring any action related to this agreement or the transactions contemplated hereby in any other court (except to enforce the judgment of such courts), (iii) agree not to object to venue in such courts or to claim that such forum is inconvenient and (iv) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 10(f). Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by law. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this agreement or any of the transactions contemplated hereby.

        (l)    Severability. If one or more provisions of this Agreement are held to be unenforceable to any extent under applicable law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum possible extent so as to effectuate the parties' intent to the maximum possible extent, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the maximum extent permitted by law.

        Please execute below acknowledging and agreeing to this Agreement as of the date first above written.

CAREMARK RX, INC.
By	/s/ E. MAC CRAWFORD Name: E. Mac Crawford Title: Chairman and Chief Executive Officer
JOSEPH LITTLEJOHN & LEVY FUND III, L.P.
By	/s/ RAMSEY FRANK Name: Ramsey Frank Title: Senior Managing Partner
By	/s/ STEPHEN WISE Stephen Wise
By	/s/ MICHAEL BERK Michael Berk
By	/s/ DOMINGO J. RODRIGUEZ Domingo J. Rodriguez
By	/s/ BRETT MILGRIM Brett Milgrim
By	/s/ MICHAEL CHANG Michael Chang
By	/s/ JEAN-PIERRE MILLON Jean-Pierre Millon
ACKNOWLEDGED AND AGREED BY:
ADVANCEPCS
By	/s/ DAVID D. HALBERT Name: David D. Halbert Title: Chairman of the Board, President and Chief Executive Officer

SCHEDULE I

NOTICE INFORMATION FOR INVESTORS

JOSEPH LITTLEJOHN & LEVY FUND III, L.P.
450 Lexington Avenue
Suite 3350
New York, NY 10017
Attention: Ramsey Frank
Telecopy: (212) 286-8626

        with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Charles I. Cogut
Telecopy: (212) 455-2502

STEPHEN WISE
MICHAEL BERK
DOMINGO J. RODRIGUEZ
BRETT MILGRIM
MICHAEL CHANG
c/o JLL Partners, Inc.
450 Lexington Avenue
Suite 3350
New York, NY 10017
Telecopy: (212) 286-8626

JEAN-PIERRE MILLON

Telecopy: (      )

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  Exhibit 4.1